Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation Announce Redemption of $150 million of 5 1⁄2% Notes Due 2021

Mediacom Park, NY – March 15, 2019 – Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, today announced that they have called for redemption $150 million of the outstanding principal amount of their 5 1⁄2% Senior Notes due 2021 (the “Notes”). The redemption date for the $150 million of Notes is April 15, 2019 (the “Redemption Date”). In accordance with the redemption provisions of the Notes and the related indenture, the $150 million of Notes will be redeemed at a price equal to $1,000.00 for each $1,000 principal amount outstanding. The aggregate principal amount of Notes outstanding is $200 million, and the redemption price for the $150 million of Notes to be redeemed is approximately $150 million. The April 15, 2019 interest payment will be made in the usual manner and interest on the $150 million of Notes to be redeemed on the Redemption Date will cease to accrue on and after the Redemption Date.

$150 million of Notes are to be surrendered to Delaware Trust Company, as paying agent. The Notes that will be redeemed on the Redemption Date will be selected pursuant to the customary processes of the Depository Trust Company. For information, call 1-877-374-6010.

This announcement does not constitute an offer to purchase or redeem the Notes.

About Mediacom Communications

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving almost 1.4 million customers in smaller markets primarily in the Midwest and Southeast. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release and the other risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended December 31, 2018.

Contact:
Investor Relations	Media Relations
Jack P. Griffin	Thomas Larsen
Group Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754

Mediacom Communications Corporation

1Mediacom Way ● Mediacom Park, NY 10918 ● 845-443-2600 ● Fax 845-443-2639